Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated April 10, 2014

Registration No. 333-190543

April 10, 2014

MPT Operating Partnership, L.P.

MPT Finance Corporation

5.50% Senior Notes due 2024

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus Supplement”). The information in this Supplement supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Issuers:	MPT Operating Partnership, L.P. and MPT Finance Corporation

Guarantees:	Guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc., and by each of the Issuers’ Restricted Subsidiaries that guarantees borrowings or borrows under the Issuers’ Credit Agreement until certain conditions are met as described in the Preliminary Prospectus Supplement.

Aggregate Principal Amount:	$300,000,000

Title of Securities:	5.50% Senior Notes due 2024

Final Maturity Date:	May 1, 2024

Public Offering Price:	100% plus accrued interest from April 17, 2014 if settlement occurs after that date

Coupon:	5.50%

Yield to Maturity:	5.50%

Spread to Benchmark Treasury:	+287 bps

Benchmark Treasury:	UST 2.75% due February 15, 2024

Gross Proceeds to Issuers:	$300,000,000

Net Proceeds to Issuers before Expenses:	$294,750,000

Interest Payment Dates:	May 1 and November 1

Record Dates:	April 15 and October 15

First Interest Payment Date:	November 1, 2014

Optional Redemption:

Make-whole call at T+50 bps until May 1, 2019.

From and after May 1, 2019, at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest to, but not including, the redemption date, if redeemed during the 12-month period beginning on May 1 of each of the years indicated below:

Year	Price
2019	102.750%
2020	101.833%
2021	100.917%
2022 and thereafter	100.000%

Optional Redemption with Equity Proceeds:	Prior to May 1, 2017, up to 35% of the notes at a redemption price equal to 105.50% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

Change of Control:	Putable at 101% of principal, plus accrued and unpaid interest.

CUSIP/ISIN Numbers:	CUSIP: 55342U AE4 ISIN: US55342UAE47

Distribution:	SEC Registered (Registration No. 333-190543)

Listing:	None

Trade Date:	April 10, 2014

Settlement:	T+5 on April 17, 2014

Use of Proceeds:	As set forth in the Preliminary Prospectus Supplement

Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Barclays Capital Inc. KeyBanc Capital Markets Inc.

Lead Managers:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc.

Co-Managers:	BBVA Securities Inc. Credit Agricole Securities (USA) Inc. Raymond James & Associates, Inc. Regions Securities LLC

Denominations/Multiple:	$2,000 / $1,000

The issuers have filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling toll free 1-800-294-1322 or by emailing BofA Merrill Lynch at: dg.prospectus_requests@baml.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM